EXHIBIT 23

Consent of Independent Registered Public Accounting Firm

The Board of Directors

TECHNE Corporation:

We consent to the incorporation by reference in the registration statement (No. 333-37263, 333-88885, and 333-49962) on Form S-8 of TECHNE Corporation of our report dated August 29, 2013, with respect to the consolidated balance sheets of TECHNE Corporation as of June 30, 2013 and 2012, and the related consolidated statements of earnings and comprehensive income, shareholders’ equity, and cash flows for each of the years in the three-year period ended June 30, 2013, and all related financial statement schedules, and the effectiveness of internal control over financial reporting as of June 30, 2013, which report appears in the June 30, 2013 annual report on Form 10-K of TECHNE Corporation.

Our report dated August 29, 2013, on the effectiveness of internal control over financial reporting as of June 30, 2013, expresses our opinion that TECHNE Corporation did not maintain effective internal control over financial reporting as of June 30, 2013, because of the effect of a material weakness on the achievement of the objectives of the control criteria and contains an explanatory paragraph that states a material weakness related to general IT controls has been identified and included in management’s assessment.

/s/ KPMG LLP

Minneapolis, Minnesota

August 29, 2013